Exhibit 99.1

  Synagro Reports Fourth Quarter and Fiscal 2004 Results and Guidance for 2005

    HOUSTON--(BUSINESS WIRE)--Feb. 23, 2005--Synagro Technologies, Inc. (Nasdaq:SYGR):

    Key Fourth Quarter Results

    -- Revenue during the quarter increased 6.3 percent to $85.1 million

    -- Net income before preferred stock dividends for the quarter increased $3.9 million to $2.6 million

    -- Earnings before interest, taxes, depreciation and amortization increased $6.2 million to $16.0 million

    --  Cash payments on long-term debt during the quarter totaled
        $6.7 million

    Synagro Technologies, Inc. (Nasdaq:SYGR), a national company focused on water and wastewater residuals management services in the United States, today announced its results of operations for the three and twelve months ended December 31, 2004.
    "We are pleased with our solid performance during the fourth quarter," stated Robert C. Boucher, Jr., Chief Executive Officer. "Total revenues increased 6.3 percent, which includes an increase in design build revenues related to the Honolulu dryer project and a significant increase in event revenues.
    Cash flow from operations for the quarter totaled $7.8 million, which allowed us to pay approximately $6.7 million on debt during the quarter. For all of fiscal 2004, we made cash payments on long-term debt totaling $21.3 million which exceeded our goal for 2004 of $15 - $20 million.
    We are also excited to report that our 2004 revenues of $325.9 million exceeded our guidance for the year, that our net income applicable to common stock for 2004 increased substantially to $4.1 million, and that our earnings before interest, taxes, depreciation, and amortization (EBITDA) of $63.7 million for 2004 is near the high end of our guidance for the year. Revenues exceeded guidance due primarily to design build construction revenue on the Honolulu project that occurred primarily in the fourth quarter of 2004. This project is expected to be completed by December 2005. We also successfully started up the Sacramento dryer facility in December 2004, and have made substantial progress developing several new facility opportunities in 2004, including the Kern Composting facility, the Central Valley Composting facility, the Woonsocket expansion, and the Providence Soil facility. These projects are expected to generate in excess of $25 million of annual operating revenue when they start operating in 2006."
    For 2005, we expect to report revenues of approximately $320 million to $330 million, net income before preferred stock dividends of approximately $12 million to $16 million and EBITDA of approximately $66 million to $70 million. We also expect 2005 capital expenditures, excluding new facilities capital expenditures, to total approximately $11 million to $13 million. We expect new facilities capital expenditures in 2005 of approximately $39 million related primarily to the Kern, Woonsocket, and Providence Soils projects described above.

    December 31, 2004 - Fourth Quarter Financial Results

    Revenue for the quarter increased 6.3 percent to $85.1 million from $80.0 million for the comparable quarter last year, with approximately $8.2 million of the increase primarily related to design build construction revenues on the Honolulu dryer project, and approximately $2.0 million of the increase related to event projects in the Company's Central and West regions. These increases were partially offset by declines in contract, product sales and purchase order revenues. Contract revenues decreased $3.4 million due principally to the timing of quarterly revenues recognized on certain contracts in 2004 compared to 2003. On a full year basis contract revenues have increased 8.0 percent in 2004 compared to 2003.
    Operating income for the quarter totaled $10.4 million compared to $4.0 million in the comparable quarter last year. This increase in operating income in the fourth quarter of 2004 compared to 2003 is a result of a $3.8 million increase in gross profit, a $1.0 million decrease in general and administrative expenses, $1.2 million of reorganization costs incurred in 2003, and a $0.4 million decrease in amortization of intangibles. Gross profit increased $3.8 million to $17.2 million in the fourth quarter of 2004 due to an improvement in contract margins primarily from land application services (which benefited from normal weather patterns in 2004 compared to 2003), and a significant improvement in cleanout and other event margins, which were partially offset by an increase in repairs and maintenance expenses associated with the Company's dryer facilities. The decrease in general and administrative expenses primarily relates to a $1.0 million provision for bad debts recognized in 2003.
    Pre-tax income for the quarter increased $6.3 million to $4.6 million from a loss of $1.7 million in the comparable quarter last year primarily due to the $6.4 million increase in operating income summarized above.
    Net income applicable to common stock for the quarter increased $3.8 million to $0.3 million, or $0.02 per diluted share, from a net loss of $3.5 million or $0.17 per diluted share in the comparable quarter last year.
    Cash flow from operations totaled approximately $7.8 million for the fourth quarter of 2004. Cash flow from operations was utilized primarily to fund capital expenditures and to reduce long-term debt by $6.7 million during the quarter.
    Earnings before interest, taxes, depreciation and amortization expense (EBITDA), for the fourth quarter of 2004 increased to $16.0 million from $9.8 million in the fourth quarter of 2003. EBITDA for the fourth quarter of 2003, adjusted to exclude reorganization costs of $1.2 million and bad debt expense of $1.0 million totaled $11.9 million. See Note C to the attached financial statements for the reasons why management believes that EBITDA is a useful financial measure and for a reconciliation of EBITDA to net income before preferred stock dividends.

    December 31, 2004 - Annual Financial Results

    The Company has determined that its financial results for the second and third quarters of 2004 should be restated to reflect an adjustment to revenue recognized under the percentage-of-completion method of accounting for imputed interest on receivables associated with a long-term contract that will be collected over an extended period following completion of the contract. The impact of imputing interest results in a reduction of revenues in the second and third quarters of 2004 of $0.1 million and $0.4 million, respectively, a corresponding reduction in net income applicable to common stock of $0.1 million and $0.2 million, respectively; while there was no impact on reported diluted earnings per share for the second quarter of 2004 and a $0.01 reduction in diluted earnings per share for the third quarter of 2004. This adjustment has been reflected in the financial results for the year ended December 31, 2004, included herein. The Company anticipates that it will amend its Form 10-Q for the quarters ended September 30, and June 30, 2004, to reflect the above mentioned adjustments concurrently with filing its annual report on Form 10-K for 2004. This adjustment reduces the amount of revenue recognized under the percentage-of-completion method in 2004, but will result in interest income in future periods. The adjustments to the second and third quarter of 2004 do not impact the cash flows of the related contract over its term, the Company's total operating cash flow for 2004, or its ability to service debt or pay dividends in the future.
    Revenue for the year ended December 31, 2004, increased 9.1 percent to $325.9 million from $298.6 million for the same period in the prior year, with approximately $20.0 million of the increase related to an 8.0 percent increase in contract service revenues, approximately $5.9 million of the increase related to design build work, and approximately $4.9 million of the increase related to event revenues, which were partially offset by declines in product sales and purchase order revenues.
    Operating income for the year ended December 31, 2004, increased $6.6 million to $43.0 million from $36.4 million in the comparable period of the prior year. This increase in operating income is primarily a result of a $3.7 million increase in gross profit, a $1.7 million reduction in general and administrative expenses, a $0.8 million decrease in reorganization costs and special charges, and a $0.3 million decrease in amortization of intangibles. Gross profit increased $3.7 million to $67.8 million for the year ended December 31, 2004 due to an increase in margins from increased revenue growth, an improvement in land application margins (which benefited from more normal weather patterns in 2004 compared to 2003) and a significant improvement on cleanout and other event margins, partially offset by higher repairs and maintenance expenses at the Company's drying and incineration facilities, a $1.3 million increase in depreciation and amortization expense, and a $2.1 million decrease related to a one-time non-cash gain associated with a positive settlement of a warranty obligation recorded as a reduction of cost of operations in 2003. The decrease in general and administrative expenses primarily relates to a $1.0 million provision for bad debts recognized in 2003.
    Pre-tax income for the year ended December 31, 2004 increased $8.6 million or 66.4 percent to $21.6 million from $13.0 million for the comparable period last year related to the $6.6 million increase in operating income discussed above, a $1.1 million reduction in interest expense due primarily to savings associated with interest rate swaps and net reductions in debt, and a $0.9 million increase in other income related to an increase in gains from asset sales.
    Net income applicable to common stock for the year ended December 31, 2004, increased approximately $5.1 million to $4.1 million from net loss of $0.9 million in the prior year. Diluted earnings per share increased to $0.21 per share for the year ended December 31, 2004 compared to a net loss of $0.03 per share in 2003. Diluted earnings per share for the year ended December 31, 2003, adjusted to exclude the change in accounting for asset retirement obligations, totaled a loss of $0.03 per share.
    Cash flow from operations increased $11.0 million to $35.1 million for the year ended December 31, 2004 compared to $24.1 million for the year ended December 31, 2003, due to the improvement in operating results described above and a reduction in working capital requirements. Cash flow from operations was primarily used to fund capital expenditures and to reduce debt by $21.3 million during the year ended December 31, 2004.
    EBITDA for the year ended December 31, 2004 increased to approximately $63.7 million from approximately $55.0 million for the year ended December 31, 2003. EBITDA, adjusted to exclude a special charge of $0.3 million in 2004 and reorganization costs of $1.2 million in 2003, and a bad debt expense of $1.0 million in 2003 totaled $64.1 million in 2004 and $57.1 million in 2003. See Note C to the attached financial statements for the reasons why management believes that EBITDA is a useful financial measure and for a reconciliation of EBITDA to net income before preferred stock dividends.
    Effective January 1, 2003, the Company adopted the accounting requirements of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," which establishes accounting standards for the recognition and measurement of asset retirement obligations and related asset retirement costs. The Company's asset retirement obligations primarily consist of equipment dismantling and foundation removal at certain of its facilities and temporary storage facilities. The noncash transition adjustment, net of tax, totaling approximately $0.5 million, related to the adoption of this statement is reflected as a "cumulative effect of change in accounting for asset retirement obligations net of tax benefit of $0.3 million" in the Company's consolidated statement of operations for the year ended December 31, 2003. Diluted earnings per share for the year ended December 31, 2003, was reduced $0.02 per share due to the cumulative effect of change in accounting for asset retirement obligations.
    Consistent with historical operating trends, the Company expects to report lower profits during the first and fourth calendar quarters than the second and third quarters as seasonal weather conditions prevent the Company from handling and processing customer materials in several geographic markets. Unseasonable or unusual weather conditions during a quarter may materially impact the Company's results of operations and cash flow during the affected period.
    A reconciliation of all non-Generally Accepted Accounting Principles financial information disclosed herein is included in the notes to the attached financial statements.
    Synagro is the largest recycler of biosolids and other organic residuals in the United States and the only national company focused exclusively on the $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the water and wastewater treatment process, including collection and transportation, land application, thermal drying and pelletization, incineration, composting, alkaline stabilization, dewatering, cleanout services, wastewater treatment plant operations and maintenance, product marketing, and related recordkeeping and regulatory reporting services.

    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) unseasonable weather, (2) changes in government regulations, (3) the ability to find, timely close, and integrate acquisitions, and (4) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.



                      Synagro Technologies, Inc.
                 Consolidated Statement of Operations
                For the Three Months Ended December 31
             (dollars in thousands, except per share data)
                              (unaudited)

                                            2004            2003
                                       --------------- ---------------
Revenue                                $85,100  100.0% $80,049  100.0%
Cost of services (including
 depreciation)                          67,878   79.8%  66,589   83.2%
                                       -------- ------ -------- ------
  Gross profit                          17,222   20.2%  13,460   16.8%

General and administrative expenses      6,798    8.0%   7,808    9.7%
Reorganization costs                        --     --%   1,169    1.5%
Amortization of intangibles                 25    0.0%     438    0.5%
                                       -------- ------ -------- ------
  Income from operations                10,399   12.2%   4,045    5.1%

Interest expense, net                    5,819    6.8%   5,734    7.2%
Other, net                                  (1)    --%      (1)    --%
                                       -------- ------ -------- ------
  Other expense, net                     5,818    6.8%   5,733    7.2%
                                       -------- ------ -------- ------
Income (loss) before provision for
 income taxes                            4,581    5.4%  (1,688) (2.1)%
Provision for income taxes               2,008    2.4%    (349) (0.4)%
                                       -------- ------ -------- ------
Net income (loss) before preferred
 stock dividends                         2,573    3.0%  (1,339) (1.7)%
Preferred stock dividends (Note A)       2,276    2.7%   2,121    2.6%
                                       -------- ------ -------- ------
  Net income (loss) applicable to
   common stock                           $297    0.3% $(3,460) (4.3)%
                                       ======== ====== ======== ======

Earnings (loss) per share (Note B):
  Basic                                  $0.02          $(0.17)
                                       ========        ========
  Diluted                                $0.02          $(0.17)
                                       ========        ========


Depreciation and amortization           $5,561    6.5%  $5,733    7.2%

Earnings before interest, taxes,
 depreciation and amortization
 ("EBITDA") (Note C)                   $15,961   18.8%  $9,779   12.2%

Adjusted EBITDA (Note C)               $15,961   18.8% $11,900   14.9%


Note A: The Company's preferred stock accrues an eight percent dividend per annum, which currently accumulates (noncash). Dividends totaled $2,276,000 and $2,121,000 during the three months ended December 31, 2004, and 2003, respectively, of which $2,013,000 and $1,858,000, respectively, represent the eight percent dividend (noncash) and the remainder represents amortization of issuance costs and accretion of discount.

Note B: The following summarizes reported basic and diluted earnings per share for the three months ended December 31, 2004, and 2003
(dollars in thousands, except share data):

                                                  2004        2003
                                               ----------- -----------
  Basic earnings (loss) per share:
  --------------------------------
    Net income (loss) before preferred stock
     dividends                                     $2,573     $(1,339)
    Preferred stock dividends                       2,276       2,121
                                               ----------- -----------
    Net earnings (loss) applicable to common
     stock                                           $297     $(3,460)
                                               =========== ===========

    Earnings (loss) per share-
    --------------------------
    Net earnings (loss) per share -- basic          $0.02      $(0.17)
                                               =========== ===========

    Weighted average shares outstanding        19,780,675  19,775,821
                                               =========== ===========

  Diluted earnings (loss) per share:
  ----------------------------------
    Net income (loss) before preferred stock
     dividends                                     $2,573     $(1,339)
    Less: Antidilutive effect of dividends and
     common stock equivalents                       2,276       2,121
                                               ----------- -----------
                                                     $297     $(3,460)
                                               =========== ===========

    Earnings per share-
    -------------------
    Diluted income (loss) per share, as
     calculated                                     $0.04      $(0.02)
    Less: Antidilutive effect of dividends and
     common stock equivalents                       (0.02)      (0.15)
                                               ----------- -----------
    Diluted income (loss) per share, as
     reported                                       $0.02      $(0.17)
                                               =========== ===========

    Diluted shares outstanding                 60,025,674  56,303,646
    Less: Antidilutive effect of common stock
     equivalents                               40,244,999  36,527,825
                                               ----------- -----------
                                               19,780,675  19,775,821
                                               =========== ===========


Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Note C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends." EBITDA is presented because it is used by us as a measure of performance and we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water, wastewater and environmental services industry and because it is a measure used by our debt holders to determine compliance with financial ratios included in our debt agreements. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. The following table reconciles net income before preferred stock dividends to EBITDA and Adjusted EBITDA for the three months ended December 31, 2004, and 2003 (dollars in thousands):

                                        2004     2003
                                      -------- --------
  Net income (loss) before preferred
   stock dividends                     $2,573  $(1,339)
    Interest expense                    5,819    5,734
    Provision for income taxes          2,008     (349)
    Depreciation and amortization       5,561    5,733
                                      -------- --------
  EBITDA                               15,961    9,779
    Reorganization costs                   --    1,169
    Bad debt expense                       --      952
                                      -------- --------
  Adjusted EBITDA                     $15,961  $11,900
                                      ======== ========


                      Synagro Technologies, Inc.
                 Consolidated Statement of Operations
                    For the Year Ended December 31
             (dollars in thousands, except per share data)
                              (unaudited)

                                           2004             2003
                                     ---------------- ----------------
Revenue                              $325,864  100.0% $298,552  100.0%
Cost of services (including
 depreciation)                        258,042   79.2%  234,451   78.5%
                                     --------- ------ --------- ------
  Gross profit                         67,822   20.8%   64,101   21.5%

General and administrative expenses    24,346    7.5%   26,070    8.7%
Reorganization costs                       --     --%    1,169    0.4%
Special charge                            320    0.1%       --     --%
Amortization of intangibles               126    0.0%      450    0.2%
                                     --------- ------ --------- ------
  Income from operations               43,030   13.2%   36,412   12.2%

Interest expense, net                  22,247    6.8%   23,356    7.9%
Other, net                               (817) (0.2)%       77    0.0%
                                     --------- ------ --------- ------
  Other expense, net                   21,430    6.6%   23,433    7.9%
                                     --------- ------ --------- ------
Income before provision for
 income taxes                          21,600    6.6%   12,979    4.3%
Provision for income taxes              8,646    2.6%    5,225    1.7%
                                     --------- ------ --------- ------
Net income before cumulative effect
 of change in accounting for asset
 retirement obligations and
 preferred stock dividends             12,954    4.0%    7,754    2.6%
Cumulative effect of change in
 accounting for asset retirement
 obligations, net of tax benefit of
 $292 (Note D)                             --     --       476    0.2%
                                     --------- ------ --------- ------
Net income before preferred stock
 dividends                             12,954    4.0%    7,278    2.4%
Preferred stock dividends (Note A)      8,827    2.7%    8,209    2.7%
                                     --------- ------ --------- ------
  Net income (loss) applicable to
   common stock                        $4,127    1.3%    $(931) (0.3)%
                                     ========= ====== ========= ======

Earnings (loss) per share (Note B):
  Basic                                 $0.21           $(0.05)
                                     =========        =========
  Diluted                               $0.21           $(0.05)
                                     =========        =========

Earnings (loss) per share adjusted
 to exclude the cumulative effect of
 change in accounting for asset
 retirement obligations (Note B):
  Basic                                 $0.21           $(0.03)
                                     =========        =========
  Diluted                               $0.21           $(0.03)
                                     =========        =========


Depreciation and amortization         $19,902    6.1%  $18,626    6.2%

Earnings before interest, taxes,
 depreciation and amortization
 ("EBITDA") (Note C)                  $63,749   19.6%  $54,961   18.4%
Adjusted EBITDA (Note C)              $64,069   19.7%  $57,082   19.1%


Note A: The Company's preferred stock accrues an eight percent dividend per annum, which currently accumulates (noncash). Dividends totaled $8,827,000 and $8,209,000 during the year ended December 31, 2004, and 2003, respectively, of which $7,773,000 and $7,155,000, respectively, represent the eight percent dividend (noncash) and the remainder represents amortization of issuance costs and accretion.

Note B: The following summarizes reported basic and diluted earnings per share for the year ended December 31, 2004, and 2003 (dollars in thousands, except share data):

                                                  2004        2003
                                               ----------- -----------
Basic earnings (loss) per share:
--------------------------------
  Net income before cumulative effect of
   change in accounting for asset retirement
   obligations and preferred stock dividends      $12,954      $7,754
  Cumulative effect of change in accounting
   for asset retirement obligations, net of
   tax                                                 --         476
                                               ----------- -----------
  Net income before preferred stock dividends      12,954       7,278
  Preferred stock dividends                         8,827       8,209
                                               ----------- -----------
  Net income (loss) applicable to common stock     $4,127       $(931)
                                               =========== ===========

  Earnings (loss) per share-
  --------------------------
  Earnings (loss) per share before cumulative
   effect of change in accounting for asset
   retirement obligations                           $0.21      $(0.03)
  Cumulative effect of change in accounting
   for asset retirement obligations, net of
   tax                                                 --       (0.02)
                                               ----------- -----------
  Net earnings (loss) per share -- basic            $0.21      $(0.05)
                                               =========== ===========

  Weighted average shares outstanding          19,777,041  19,775,821
                                               =========== ===========

Diluted earnings (loss) per share:
----------------------------------
  Net income before cumulative effect of
   change in accounting for asset retirement
   obligations and preferred stock dividends      $12,954      $7,754
  Cumulative effect of change in accounting
   for asset retirement obligations, net of
   tax                                                 --         476
                                               ----------- -----------
  Net income before preferred stock dividends     $12,954      $7,278
  Less antidilutive effect of preferred stock
   dividends                                        8,827       8,209
                                               ----------- -----------
  Net (loss) income applicable to common stock     $4,127       $(931)
                                               =========== ===========

  Earnings (loss) per share-
  --------------------------
  Diluted earnings per share, as calculated         $0.22       $0.14
  Less antidilutive effect of dividends and
   common stock equivalents                         (0.01)      (0.19)
                                               ----------- -----------
  Diluted earnings (loss) per share, as
   reported                                         $0.21      $(0.05)
                                               =========== ===========

  Earnings per share before cumulative effect
   of change in accounting for asset
   retirement obligations                           $0.22      $(0.03)
  Cumulative effect of change in accounting
   for asset retirement obligations, net of
   tax                                              (0.01)      (0.02)
                                               ----------- -----------
  Net earnings per share - diluted                  $0.21      $(0.05)
                                               =========== ===========


  Diluted shares outstanding                   58,680,954  55,269,968
  Less antidilutive effect of common stock
   equivalents                                 38,903,913  35,494,147
                                               ----------- -----------
                                               19,777,041  19,775,821
                                               =========== ===========


Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("diluted shares outstanding").

Reported diluted EPS for the year ended December 31, 2004, and 2003, have been adjusted to include preferred stock dividends and to exclude shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for options and warrants outstanding determined using the treasury stock method because diluted EPS was less dilutive than basic EPS ("antidilutive").

Note C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends." EBITDA is presented because it is used by us as a measure of performance and we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water, wastewater and environmental services industry and because it is a measure used by our debt holders to determine compliance with financial ratios included in our debt agreements. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. The following table summarizes revenues and reconciles net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends to EBITDA and to adjusted EBITDA for the year ended December 31, 2004, and 2003, and the Company's guidance for 2005 (dollars in thousands):


                                                      2005 Guidance
                                                   -------------------
                                 2004      2003       Low      High
                               --------- --------- --------- ---------

Revenue                        $325,864  $298,552  $320,000  $330,000
                               ========= ========= ========= =========
Net income before cumulative
 effect of change in
 accounting for asset
 retirement obligations and
 preferred stock dividends      $12,954    $7,754   $12,000   $16,000
  Interest expense               22,247    23,356    24,000    24,000
  Provision for income taxes      8,646     5,225    10,000    10,000
  Depreciation and
   amortization                  19,902    18,626    20,000    20,000
                               --------- --------- --------- ---------
EBITDA                          $63,749   $54,961   $66,000   $70,000
                                                   ========= =========
  Special charge                    320        --
  Reorganization costs               --     1,169
  Bad debt expense                   --       952
                               --------- ---------
Adjusted EBITDA                 $64,069   $57,082
                               ========= =========

Note D: Effective January 1, 2003, the Company adopted the accounting requirements of Financial Accounting Standards ("SFAS") Board Opinion No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 covers all legally enforceable obligations associated with the retirement of tangible, long-lived assets and provides the accounting and reporting requirements for such obligations. The Company's asset retirement obligations consist of equipment dismantling and foundation removal at certain of its facilities and temporary storage facilities. The adjustment related to the adoption of this statement has been reflected as a "cumulative effect of change in accounting for asset retirement obligations" of $0.5 million in the Company's statement of operations for the year ended December 31, 2003.


    CONTACT: Synagro Technologies, Inc.
             Robert C. Boucher, Jr., 713-369-1700